Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
SMITH MICRO SOFTWARE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(3)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	other	14,052,225	$1.15	$16,160,059	0.00011020	$1,781
	Total Offering Amounts					$16,160,059		$1,781
	Total Fee Offset							--
	Net Fee Due							$1,781
Table 3: Combined Prospectuses

Security Type		Security Class Title	Amount of Securities Previously Registered(4)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type		File Number	Initial Effective Date
Equity		Common Stock, $0.001 par value per share	3,044,523	$7,093,739	S-3		333-267255	September 14, 2022
(1) Represents estimate of the additional shares of common stock issuable upon conversion of senior secured convertible notes and exercise of warrants issued by the Registrant in a private placement, calculated in accordance with the terms of the registration rights agreement between the Registrant and the selling stockholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of high ($1.18) and low ($1.12) sale prices as reported on the Nasdaq Capital Market on June 21, 2023, which date is within five business days prior to filing this Registration Statement.
(3) Subject to footnote (1), there is also being registered hereunder such indeterminate amount of securities (including shares or other classes of the registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the Registrant) as may be issued in exchange for or upon conversion of, as the case may be, the other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, such other securities.
(4) No registration fee is payable in connection with the 3,044,523 shares of common stock that were previously registered under Form S–3 (File No. 333-267255), originally filed with the SEC on September 2, 2022 and subsequently declared effective on September 14, 2022 (the “Prior Registration Statement,” as amended and/or supplemented). Pursuant to Rule 429(b) under the Securities Act, this Registration Statement, upon effectiveness, will constitute a post-effective amendment to the Prior Registration Statement, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act See “Statement Pursuant to Rule 429” in this Registration Statement.